As filed with the Securities and Exchange Commission on October 30, 2014

Registration No. 333-135333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary R. Walker, Esquire

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Form S-3 registration statement (Registration No. 333-135333) of F.N.B. Corporation (the “Corporation”) originally filed on June 26, 2006 (the “Registration Statement”). The Registration Statement pertained to the resale by certain security holders of 233,394 shares of the common stock of the Corporation, par value $0.01 per share (the “Common Stock”), that could be acquired by them upon their exercise of outstanding warrants or conversion of outstanding convertible debentures originally issued by The Legacy Bank. All unexercised warrants have expired and any remaining outstanding convertible debentures have been redeemed. In accordance with the undertakings contained in the Registration Statement, the Corporation hereby files this Post-Effective Amendment No. 1 to remove from registration the securities that had been registered for resale pursuant to the Registration Statement and that remain unsold at the termination of their offering. At the date of this Post-Effective Amendment No. 1, 69,124 shares of the Common Stock registered by the Registration Statement remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, F.N.B. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on October 30, 2014.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. President and Chief Executive Officer